Consent of Independent Auditors








The Board of Directors and Shareholders
Princor Blue Chip Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights" and "Additional Information - Financial Statements", in each of the Prospectuses in Part A and "Financial Statements" in Part B and to the incorporation by reference of our report dated November 26, 1997 on the financial statements and financial highlights of Princor Blue Chip Fund, Inc. in this Post Effective Amendment No. 17 to Form N-1A Registration Statement under the Securities Act of 1933 (Registration No. 33-38355) and Registration Statement under the Investment Company Act of 1940 (Registration No. 811-06263) of Princor Blue Chip Fund, Inc.

/s/ Ernst & Young LLP

Des Moines, Iowa
December 22, 1997